NEWS RELEASE

Coeur Reports Second Quarter 2019 Results
Full-Year Production and Cost Guidance Reaffirmed

Chicago, Illinois - August 7, 2019 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported second quarter 2019 financial results, including revenue of $162.1 million, adjusted EBITDA1 of $30.6 million and cash flow from operating activities of $26.4 million. Including a non-cash write down of $11.9 million taken in the quarter, the Company reported GAAP net loss from continuing operations of $36.8 million, or $0.18 per share. On an adjusted basis1, the Company reported a net loss of $23.0 million, or $0.11 per share.
The Company is reaffirming full-year 2019 production guidance of 334,000 - 372,000 ounces of gold, 12.2 - 14.7 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead. In addition, full-year cost guidance is being reaffirmed.

Key Highlights

•
Solid operational and financial performance at Palmarejo - Palmarejo’s gold and silver production increased 22% and 36% quarter-over-quarter, respectively. Higher production was driven by increased mill throughput and improved recovery rates. Second quarter adjusted costs applicable to sales (“CAS”)[1] for gold and silver on a co-product basis were $741 and $9.17 per ounce, respectively, and remained within full-year guidance ranges of $650 - $750 per ounce of gold and $9.00 - $10.00 per ounce of silver

•
Rochester now processing ore through high-pressure grinding roll (“HPGR”) unit - Coeur has successfully commissioned the enhanced crushing circuit, including the HPGR unit, and has recommenced full mining and processing activities. Preliminary metallurgical test work from newly crushed and placed material indicate results in-line with expectations. The new crushing circuit is expected to improve silver recoveries and help reduce operating costs during the remainder of the year

•
Kensington benefiting from the high-grade Jualin deposit - Kensington’s gold production in the second quarter increased by 14% compared to the prior period. Jualin accounted for approximately 17% of Kensington’s production during the quarter, helping to reduce adjusted CAS[1] 15% quarter-over-quarter to $842 per ounce. Increased production from Jualin is expected to contribute to higher production levels and lower unit costs for the remainder of 2019

•
Strongest quarter of operational performance at Silvertip - Second quarter results at Silvertip represented the best period of operational performance since acquisition. Despite lower mill throughput, silver, zinc and lead production increased 44%, 43% and 62%, respectively, compared to the prior quarter, driven by significantly higher feed grades and improved recovery rates. The Company continues to execute key projects targeting mill availability, which are anticipated to drive improved results during the remainder of 2019

•
19% reduction in total debt[2] in the second quarter - Coeur repaid $82.0 million of outstanding indebtedness, leading to a 19% quarter-over-quarter reduction in total debt[2]. At June 30, 2019, the Company had $53.0 million drawn under its $250.0 million senior secured revolving credit facility, approximately 61% lower compared to the prior period

•
Strategic option agreement with subsidiaries of Barrick Gold Corporation (“Barrick”) - In June 2019, Coeur entered into a purchase option agreement (the “Option Agreement”) with Barrick for the Richmond Hill Project (the “Project”), which is located adjacent to Coeur’s Wharf mine in South Dakota. The option to acquire the Project provides a potential opportunity for Coeur to leverage existing infrastructure to further expand Wharf’s footprint and extend its mine life

“We made solid operational and financial progress on multiple fronts during the second quarter and are well positioned to deliver on our key initiatives in the second half of 2019,” said Mitchell J. Krebs, President and Chief Executive Officer. “In addition to prudent cost management, improved operational results helped drive adjusted EBITDA1 17% higher and general and administrative expenses 18% lower quarter-over-quarter. We continued to make solid progress on our top two 2019 initiatives by beginning to feed material through the HPGR unit at Rochester and demonstrating meaningful progress at Silvertip. We also successfully repaid $82.0 million of outstanding indebtedness under our revolving credit facility and continued to invest in our success-based exploration program, with encouraging near-mine resource expansion drill results at Kensington and Silvertip.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce/pound metrics)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Gold Sales	$110.3	$106.8	$96.3	$103.0	$117.2
Silver Sales	$45.0	$40.1	$44.6	$43.0	$52.8
Zinc Sales	$2.6	$5.6	$1.9	$1.7	$—
Lead Sales	$4.2	$2.4	$1.0	$1.0	$—
Consolidated Revenue	$162.1	$154.9	$143.8	$148.8	$170.0
Costs Applicable to Sales	$131.9	$131.7	$116.6	$116.9	$108.2
General and Administrative Expenses	$7.8	$9.5	$7.1	$7.7	$7.7
Net Income (Loss)	$(36.8)	$(24.9)	$0.4	$(53.0)	$2.9
Net Income (Loss) Per Share	$(0.18)	$(0.12)	$0.00	$(0.29)	$0.02
Adjusted Net Income (Loss)[1]	$(23.0)	$(23.0)	$16.1	$(19.7)	$1.1
Adjusted Net Income (Loss)[1] Per Share	$(0.11)	$(0.11)	$0.08	$(0.11)	$0.01
Weighted Average Shares Outstanding	207.8	202.4	199.5	185.2	187.5
EBITDA[1]	$7.7	$14.8	$7.9	$(12.3)	$42.1
Adjusted EBITDA[1]	$30.6	$26.1	$36.2	$24.7	$48.4
Cash Flow from Operating Activities	$26.4	$(15.8)	$0.1	$5.8	$(1.3)
Capital Expenditures	$20.7	$27.4	$17.8	$39.5	$41.2
Free Cash Flow[1]	$5.7	$(43.3)	$(17.7)	$(33.7)	$(42.5)
Cash, Equivalents & Short-Term Investments	$37.9	$69.0	$115.1	$104.7	$123.5
Total Debt[2]	$370.0	$456.8	$458.8	$429.2	$419.7
Average Realized Price Per Ounce – Gold	$1,277	$1,251	$1,214	$1,150	$1,241
Average Realized Price Per Ounce – Silver	$14.75	$15.22	$14.59	$14.68	$16.48
Average Realized Price Per Pound – Zinc	$0.49	$1.19	$0.83	$0.93	$—
Average Realized Price Per Pound – Lead	$0.82	$0.86	$0.80	$0.90	$—
Gold Ounces Produced	86,584	78,336	92,546	87,539	94,052
Silver Ounces Produced	3.1	2.5	3.5	2.9	3.2
Zinc Pounds Produced	5.3	3.7	3.1	1.1	—
Lead Pounds Produced	5.0	3.1	1.7	0.4	—
Gold Ounces Sold	86,385	85,326	79,291	89,609	94,455
Silver Ounces Sold	3.0	2.6	3.1	2.9	3.2
Zinc Pounds Sold	5.3	4.7	2.6	1.8	—
Lead Pounds Sold	5.2	2.7	1.4	1.2	—

Financial Results
Second quarter revenue increased 5% to $162.1 million compared to $154.9 million in the first quarter of 2019. The Company sold 86,385 ounces of gold and 3.0 million ounces of silver during the quarter, representing increases of 1% and 16%, respectively, compared to the prior period. Zinc and lead sales totaled 5.3 million and 5.2 million pounds during the second quarter, 13% and 93% increases, respectively, quarter-over-quarter.
Average realized gold price increased 2% quarter-over-quarter to $1,277 per ounce, while average realized silver price decreased 3% over the same period to $14.75 per ounce. The average realized gold price during the quarter reflects the sale of 6,190 ounces of gold at a price of $800 per ounce pursuant to Palmarejo's gold stream agreement. Average realized zinc price, net of treatment and refining charges, during the quarter was

$0.49 per pound or 59% lower compared to the prior quarter largely driven by provisional pricing adjustments on spot zinc sales. Average realized lead price, net of treatment and refining charges, during the quarter was $0.82 per pound or 5% lower compared to the prior period.
Gold and silver sales accounted for 68% and 28% of second quarter revenue, respectively, while zinc and lead sales contributed approximately 2% each. The Company’s U.S. operations accounted for approximately 56% of second quarter revenue, down from approximately 59% in the first quarter primarily due to increased sales from Palmarejo, which totaled $59.3 million.
Costs applicable to sales were relatively flat quarter-over-quarter, totaling $131.9 million during the second quarter. Second quarter general and administrative expenses of $7.8 million were 18% lower quarter-over-quarter, reflecting the Company’s proactive cost management.
Quarterly exploration expense was $5.7 million, or 54% higher quarter-over-quarter, reflecting Coeur’s continued commitment to its success-based exploration program. During the quarter, exploration activities were focused on resource expansion and infill drilling at Palmarejo and Kensington as well as resource expansion drilling at Silvertip and the Sterling and Crown exploration properties in southern Nevada. See page 12 for further details.
During the second quarter, the Company recorded an income tax benefit of $5.5 million, largely attributable to lower taxable earnings during the quarter. Cash income and mining taxes paid during the quarter totaled $17.2 million, partially offset by $6.1 million of value-added tax refunds and includes $9.3 million of previously disclosed cash taxes incurred in connection with Coeur’s acquisition of Northern Empire Resources Corp. which allows the Company to utilize its U.S. net operating loss carryforwards against future income generated from the Sterling and Crown exploration properties.
Operating cash flow of $26.4 million in the second quarter reflects improved profitability from Palmarejo, Rochester and Kensington as well as proceeds from a $25.0 million prepayment, which more than offset unfavorable changes in other working capital items during the quarter.
Second quarter capital expenditures totaled $20.7 million, compared to $27.4 million in the first quarter. Lower capital expenditures were driven primarily by reduced expenditures at Kensington, Rochester and Palmarejo, partially offset by higher investment at Silvertip. Sustaining and development capital expenditures accounted for approximately 75% and 25%, respectively, of the Company’s total capital expenditures in the second quarter.
Second Quarter Debt Reduction Initiatives
During the second quarter, Coeur completed its previously announced $50.0 million at-the-market common stock offering program, raising net proceeds (after sales commissions) of $48.9 million.

The Company also amended an existing sales arrangement with a metal sales counterparty covering a portion of its gold concentrate from the Kensington mine in consideration for a $25.0 million prepayment. Pursuant to U.S. GAAP, Coeur recorded the $25.0 million as deferred revenue which is presented in accrued liabilities on the Company’s balance sheet. Under the terms of the prepayment, Coeur maintains its exposure to the price of gold and expects to recognize the full value of the accrued liability by the end of 2019.

Together with cash and cash equivalents, proceeds from these transactions were used to help repay $82.0 million of outstanding indebtedness under the Company’s $250.0 million senior secured revolving credit facility during the second quarter.

On August 6, 2019, the Company amended its credit agreement with respect to its senior secured revolving credit facility to provide the Company with additional financial flexibility under its consolidated interest coverage ratio as of June 30, 2019.

Richmond Hill Project Option Agreement
In June 2019, Coeur entered into the Option Agreement with Barrick that provides the Company an exclusive option to acquire the Richmond Hill Project, which is located approximately four miles from its Wharf mine in South Dakota. The Project is a past producing gold operation with a total land package of approximately 2,340 acres.

Under the terms of the Option Agreement, Coeur may acquire 100% of the Project in consideration for:

•	2% - 3% net smelter returns royalty to Barrick on encumbered and unencumbered land, respectively, at the Project

•	Assumption of the Project’s reclamation obligation, currently understood to have a value of approximately $21 million

There are no minimum spending requirements under the terms of the Option Agreement, and Coeur’s exclusive option to acquire 100% of the Project expires in September 2021.

Operations
Second quarter 2019 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons milled	447,727	378,987	378,389	300,116	344,073
Average gold grade (oz/t)	0.07	0.07	0.08	0.10	0.11
Average silver grade (oz/t)	4.74	4.64	5.96	6.26	6.86
Average recovery rate – Au	87.7%	83.4%	97.6%	88.8%	89.9%
Average recovery rate – Ag	81.8%	72.8%	84.0%	82.2%	87.5%
Gold ounces produced	28,246	23,205	31,239	27,885	33,702
Silver ounces produced (000’s)	1,735	1,278	1,893	1,544	2,066
Gold ounces sold	28,027	27,394	23,667	29,830	31,207
Silver ounces sold (000’s)	1,709	1,405	1,534	1,572	2,092
Average realized price per gold ounce	$1,210	$1,154	$1,148	$1,082	$1,162
Average realized price per silver ounce	$14.86	$15.39	$14.57	$14.75	$16.49
Metal sales	$59.3	$53.2	$49.6	$55.5	$70.7
Costs applicable to sales	$36.5	$33.2	$27.1	$31.6	$30.3
Adjusted CAS per AuOz[1]	$741	$713	$624	$615	$497
Adjusted CAS per AgOz[1]	$9.17	$9.66	$7.92	$8.39	$7.05
Exploration expense	$1.1	$1.0	$0.1	$3.2	$3.2
Cash flow from operating activities	$15.6	$5.9	$13.3	$8.6	$1.3
Sustaining capital expenditures (excludes capital lease payments)	$5.0	$6.0	$3.6	$2.0	$9.5
Development capital expenditures	$2.6	$2.7	$2.3	$2.7	$—
Total capital expenditures	$7.6	$8.7	$5.9	$4.7	$9.5
Free cash flow[1]	$8.0	$(2.8)	$7.4	$3.9	$(8.2)

•
Second quarter gold and silver production increased 22% and 36%, respectively, to 28,246 and 1.7 million ounces compared to the prior quarter. Year-over-year, gold and silver production decreased approximately 16%

•
Higher production during the quarter was primarily driven by an 18% increase in mill throughput as well as improved access to higher-grade secondary stopes with better recoveries due to the maintenance and expansion of the cemented rockfill plant, which was completed in the prior quarter

•
Second quarter adjusted CAS[1] for gold on a co-product basis increased 4% to $741 per ounce, while adjusted CAS[1] for silver on a co-product basis decreased 5% to $9.17 per ounce compared to the first quarter. Adjusted CAS[1] reflect comparatively higher silver sales quarter-over-quarter and remained within full-year guidance ranges

•
Free cash flow[1] of $8.0 million during the second quarter was driven by higher operating cash flow from increased metal sales as well as slightly lower capital expenditures. Capital expenditures during the quarter were focused on mine development and infrastructure projects

•
Production began at the La Nación deposit, located between the Independencia and Guadalupe underground mines, shortly after the end of the second quarter. Production at La Nación is anticipated to continue ramping up during the third quarter as infrastructure projects are completed, adding approximately 400 tons per day of additional mill feed

•
Commissioning of a new thickener was completed on budget and on schedule earlier this month. The project is expected to increase metallurgical recoveries for both gold and silver by approximately 2% and has an estimated one-year payback

•	Full-year 2019 production guidance remains unchanged at 95,000 - 105,000 ounces of gold and 6.5 - 7.2 million ounces of silver

•
Guidance for CAS and capital expenditures also remains unchanged. CAS are expected to be $650 - $750 per gold ounce and $9.00 - $10.00 per silver ounce. Capital expenditures are expected to be approximately $40 - $45 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Ore tons placed	2,786,287	2,667,559	3,674,566	4,061,082	4,083,028
Average silver grade (oz/t)	0.45	0.46	0.46	0.52	0.53
Average gold grade (oz/t)	0.003	0.003	0.004	0.004	0.004
Silver ounces produced (000’s)	971	960	1,466	1,290	1,125
Gold ounces produced	8,609	8,256	15,926	14,702	12,273
Silver ounces sold (000’s)	962	1,000	1,391	1,248	1,097
Gold ounces sold	8,642	8,511	15,339	14,257	12,030
Average realized price per silver ounce	$14.83	$15.31	$14.53	$14.70	$16.47
Average realized price per gold ounce	$1,295	$1,299	$1,234	$1,204	$1,297
Metal sales	$25.5	$26.4	$39.1	$35.5	$33.7
Costs applicable to sales	$24.7	$22.5	$29.4	$27.5	$24.5
Adjusted CAS per AgOz[1]	$13.19	$12.83	$10.79	$11.35	$11.89
Adjusted CAS per AuOz[1]	$1,153	$1,092	$917	$929	$936
Exploration expense	$0.1	$0.1	$—	$0.1	$0.2
Cash flow from operating activities	$1.6	$(1.0)	$17.9	$5.7	$6.0
Sustaining capital expenditures (excludes capital lease payments)	$0.4	$1.8	$7.1	$2.7	$0.4
Development capital expenditures	$2.4	$2.8	$(4.1)	$0.9	$0.3
Total capital expenditures	$2.8	$4.6	$3.0	$3.6	$0.7
Free cash flow[1]	$(1.2)	$(5.6)	$14.9	$2.1	$5.3

•
Silver production remained relatively flat quarter-over-quarter at approximately 1.0 million ounces, while gold production increased 4% to 8,609 ounces. Year-over-year, silver and gold production decreased 14% and 30%, respectively

•
Higher gold production was driven by the timing of leach pad recoveries as well as improved weather conditions. Tons placed also increased in the second quarter due to the stacking of additional run-of-mine material, despite the idling of the X-Pit crusher during May and June for commissioning of the new crusher configuration

•
Second quarter adjusted CAS[1] for silver and gold on a co-product basis increased 3% and 6% to $13.19 and $1,153 per ounce, respectively, quarter-over-quarter. These increases were primarily related to the stacking of additional run-of-mine material and maintenance on the process plant during the quarter

•
Ore is currently being processed by the new three-stage crushing circuit, including the HPGR unit, despite a three week setback related to a failed crusher at the end of the second quarter. Expectations for crushing rates, silver recoveries and capital requirements for the new crushing circuit remain in-line with prior estimates. Results during the second half of the year are expected to continue improving with the integration of the new crushing circuit and the placement of additional run-of-mine material on the Stage IV leach pad

•
Free cash flow[1] of $(1.2) million was driven by capital expenditures exceeding operating cash flow. Capital expenditures during the quarter were focused on the new crushing circuit as well as further development of the Stage IV leach pad

•
The Company is maintaining full-year 2019 production guidance of 4.2 - 5.0 million ounces of silver and 40,000 - 50,000 ounces of gold. CAS in 2019 are also unchanged and expected to be $12.50 - $13.50 per silver ounce and $1,000 - $1,100 per gold ounce

•
The Company is maintaining its guidance for capital expenditures, which are expected to be approximately $17 - $20 million, including approximately $12 - $15 million associated with the new crushing circuit

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons milled	160,510	164,332	149,998	163,603	168,751
Average gold grade (oz/t)	0.23	0.20	0.21	0.17	0.16
Average recovery rate	93.0%	90.2%	91.1%	90.4%	92.6%
Gold ounces produced	34,049	29,973	28,421	25,515	25,570
Gold ounces sold	34,415	31,335	24,979	25,648	28,165
Average realized price per gold ounce, gross	$1,332	$1,301	$1,267	$1,195	$1,305
Treatment and refining charges per gold ounce	$20	$15	$21	$34	$36
Average realized price per gold ounce, net	$1,312	$1,286	$1,246	$1,161	$1,269
Metal sales	$45.2	$40.3	$31.1	$29.8	$35.7
Costs applicable to sales	$29.1	$32.2	$21.4	$28.2	$34.2
Adjusted CAS per AuOz[1]	$842	$990	$843	$1,091	$1,196
Exploration expense	$2.0	$0.5	$1.3	$1.6	$1.4
Cash flow from operating activities	$41.4	$6.2	$7.9	$(0.4)	$3.2
Sustaining capital expenditures (excludes capital lease payments)	$4.9	$9.4	$9.8	$9.7	$9.2
Development capital expenditures	$—	$—	$0.8	$2.3	$1.5
Total capital expenditures	$4.9	$9.4	$10.6	$12.0	$10.7
Free cash flow[1]	$36.5	$(3.2)	$(2.7)	$(12.4)	$(7.5)

•
Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above exclude pre-commercial production. Additionally, second quarter operating cash flow and free cash flow[1] figures in the table above include the proceeds from the $25.0 million prepayment. Excluding the prepayment, second quarter operating cash flow and free cash flow[1] were $16.4 million and $11.5 million, respectively

•
Gold production during the second quarter increased 14% to 34,049 ounces compared to the prior quarter. Year-over-year gold production increased 33%. Average gold grade was approximately 15% higher quarter-over-quarter and 44% higher year-over-year driven by additional ore feed from the high-grade Jualin deposit

•	Adjusted CAS[1] decreased 15% quarter-over-quarter to $842 per ounce. The strong cost performance was driven by the processing of higher-grade ore

•
Jualin accounted for approximately 17% of Kensington’s second quarter production, compared to approximately 10% in the prior quarter. For the full year, Jualin is expected to account for approximately 20% of Kensington's total production

•	Capital expenditures during the quarter were largely focused on ongoing underground development

•	Full-year 2019 production guidance is unchanged at 117,000 - 130,000 ounces of gold

•	Full-year CAS and capital expenditures are also unchanged. CAS are expected to be $950 - $1,050 per ounce; capital expenditures are expected to be $20 - $25 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Ore tons placed	919,435	1,090,510	1,644,168	1,127,391	1,075,820
Average gold grade (oz/t)	0.023	0.020	0.020	0.023	0.023
Gold ounces produced	15,680	16,902	16,960	19,437	22,507
Silver ounces produced (000’s)	12	13	13	13	13
Gold ounces sold	15,301	18,086	15,306	19,874	23,053
Silver ounces sold (000’s)	12	14	11	12	14
Average realized price per gold ounce	$1,311	$1,317	$1,247	$1,198	$1,285
Metal sales	$20.2	$24.0	$19.3	$24.0	$29.8
Costs applicable to sales	$15.5	$17.4	$14.6	$18.0	$19.3
Adjusted CAS per AuOz[1]	$1,002	$949	$939	$895	$822
Exploration expense	$—	$—	$—	$0.1	$—
Cash flow from operating activities	$0.5	$4.2	$(1.9)	$3.7	$11.5
Sustaining capital expenditures (excludes capital lease payments)	$0.2	$0.4	$0.7	$1.2	$1.2
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$0.2	$0.4	$0.7	$1.2	$1.2
Free cash flow[1]	$0.3	$3.8	$(2.6)	$2.5	$10.3

•	Gold production in the second quarter declined 7% quarter-over-quarter and 30% year-over-year to 15,680 ounces

•
Lower production was largely driven by inclement weather, which diluted leach pad solutions, as well as lower crusher throughput during the quarter. The Company has engaged a third-party contractor to crush an additional 300,000 tons of ore primarily during the third quarter to supplement operating activities

•	Adjusted CAS[1] on a by-product basis increased 6% quarter-over-quarter to $1,002 per ounce, primarily as a result of lower production during the second quarter

•	Free cash flow[1] of $0.3 million was primarily driven by lower operating cash flow and partially offset by lower capital expenditures

•	Production is anticipated to increase for the remainder of 2019 due to the placement of higher-grade ore late in the second quarter, which is expected to continue during the third and fourth quarters

•	The Company is maintaining full-year 2019 production guidance of 82,000 - 87,000 ounces of gold

•
Coeur is also maintaining its full-year 2019 guidance for CAS and capital expenditures. CAS are expected to be $850 - $950 per ounce and capital expenditures are expected to be approximately $3 - $5 million

Silvertip, British Columbia

(Dollars in millions, except per ounce and per pound amounts)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons milled	59,689	62,051	38,802	10,652	—
Average silver grade (oz/t)	7.48	5.50	6.06	6.66	—
Average zinc grade (%)	7.5%	5.90%	5.80%	8.0%	—%
Average lead grade (%)	5.4%	3.7%	3.9%	4.3%	—%
Average recovery rate – Ag	77.0%	69.9%	60.5%	56.3%	—%
Average recovery rate – Zn	59.1%	50.5%	69.1%	64.5%	—%
Average recovery rate – Pb	77.3%	66.8%	54.7%	45.1%	—%
Silver ounces produced (000's)	344	239	142	40	—
Zinc pounds produced (000's)	5,322	3,719	3,082	1,099	—
Lead pounds produced (000's)	4,980	3,077	1,659	413	—
Silver ounces sold (000's)	365	215	124	99	—
Zinc pounds sold (000's)	5,303	4,723	2,604	1,772	—
Lead pounds sold (000's)	5,186	2,748	1,419	1,230	—
Average realized price per silver ounce, gross	$15.18	$14.98	$15.54	$14.62	$—
Treatment and refining charges per silver ounce	$1.18	$1.24	$1.38	$3.34	$—
Average realized price per silver ounce, net	$14.00	$13.74	$14.16	$11.28	$—
Average realized price per zinc pound, gross	$0.83	$1.50	$1.07	$1.20	$—
Treatment and refining charges per zinc pound	$0.34	$0.31	$0.24	$0.27	$—
Average realized price per zinc pound, net	$0.49	$1.19	$0.83	$0.93	$—
Average realized price per lead pound, gross	$0.87	$0.92	$0.87	$0.97	$—
Treatment and refining charges per lead pound	$0.05	$0.06	$0.07	$0.07	$—
Average realized price per lead pound, net	$0.82	$0.86	$0.80	$0.90	$—
Metal sales	$11.9	$10.9	$4.8	$4.1	$—
Costs applicable to sales	$26.2	$26.4	$24.1	$11.5	$—
Adjusted CAS per AgOz[1]	$13.31	$13.73	$17.68	$9.86	$—
Adjusted CAS per ZnLb[1]	$1.02	$1.18	$0.95	$0.64	$—
Adjusted CAS per PbLb[1]	$0.77	$0.88	$1.02	$0.55	$—
Exploration expense	$0.7	$0.1	$0.3	$2.3	$0.1
Cash flow from operating activities	$(11.6)	$(13.9)	$(34.1)	$(6.8)	$—
Sustaining capital expenditures (excludes capital lease payments)	$5.0	$4.1	$8.2	$0.4	$—
Development capital expenditures	$—	$—	$(10.8)	$17.5	$19.0
Total capital expenditures	$5.0	$4.1	$(2.6)	$17.9	$19.0
Free cash flow[1]	$(16.6)	$(18.0)	$(31.5)	$(24.7)	$(19.0)

•	Silvertip achieved commercial production on September 1, 2018. The figures shown in the table above exclude pre-commercial production

•
Second quarter silver, zinc and lead production increased 44%, 43% and 62%, respectively, compared to the prior quarter, to 0.3 million ounces of silver, 5.3 million pounds of zinc and 5.0 million pounds of lead

•	Despite a 4% quarter-over-quarter decrease in mill throughput, increased production was driven by significantly higher feed grades and recovery rates across all metals

•
Second quarter adjusted CAS[1] on a co-product basis were $13.31 per silver ounce, $1.02 per payable zinc pound and $0.77 per payable lead pound, compared to $13.73, $1.18 and $0.88, respectively, in the prior quarter

•	Free cash flow[1] of $(16.6) million was primarily driven by improved operating cash flow quarter-over-quarter, partially offset by higher capital expenditures

•
The Company continues to execute key projects targeting mill availability, which are expected to drive further operational improvements throughout the remainder of the year. Recovery rates continue to trend upward, with recoveries averaging approximately 81%, 63% and 82% for silver, zinc and lead, respectively, during June

•
The permit amendment application to operate at a year-round mining and milling rate of 1,100 tons (1,000 metric tonnes) per day is expected to be received during the third quarter, which is later than originally expected, but does not have an impact on planned operations

•	Full-year 2019 production guidance is unchanged at 1.5 - 2.5 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead

•
Full-year 2019 guidance ranges for CAS and capital expenditures are also unchanged. CAS are expected to be $14.00 - $16.00 per ounce of silver, $1.00 - $1.25 per pound of zinc and $0.85 - $1.05 per pound of lead; capital expenditures are expected to total $20 - $25 million

Exploration
During the second quarter, the Company drilled 151,153 feet (46,072 meters) at a total cost of $6.8 million ($5.7 million expensed and $1.1 million capitalized), compared to 90,126 feet (27,470 meters) at a total cost of $6.6 million ($3.7 million expensed and $2.9 million capitalized) in the first quarter. Total feet drilled during the second quarter was approximately 68% higher compared to the prior period, reflecting Coeur’s continued commitment to its success-based exploration program as well as a renewed focus on expansion drilling at Silvertip and the Sterling and Crown exploration properties. The 2019 drill programs at Rochester and Wharf are scheduled to begin in the third quarter.
At Silvertip, two surface core drill rigs began expansion drilling in the northern and central Discovery Zone, with encouraging results thus far. Highlights include3: holes DSC19-Pad4-002 (26.0 feet of 13.76 oz/ton silver, 19.1% zinc, and 8.4% lead) and DSC19-Pad4-004 (25.9 feet of 4.93 oz/ton silver, 12.6% zinc and 3.1% lead). Also, hole DSC19-Pad1-003 intercepted two significant intercepts (14.8 feet of 15.52 oz/ton silver, 16.5% zinc and 10.6% lead and 3.6 feet of 2.88 oz/ton silver, 21.4% zinc and 3.0% lead) demonstrating more evidence for stacked manto horizons at depth within the Discovery Zone3. Given its success through the second quarter, the remainder of the 2019 exploration program will continue to focus on expansion drilling in the Discovery Zone, north, east and south of the 2018 resource.
At Kensington, three underground core drill rigs were primarily focused on resource expansion drilling with an emphasis on Lower Raven and Elmira. Results from the expansion drilling at Elmira continue to be encouraging. One surface rig began drilling in late June on the Comet Vein, which lies directly above the Kensington access tunnel. Limited infill drilling during the quarter was completed at the Elmira and Raven veins.
At the Sterling and Crown exploration properties, located in southern Nevada, one reverse circulation rig was active during the second quarter. The rig was focused on expansion drilling at the South Daisy resource, which is contained in the Crown Block. Concurrent geologic mapping and sampling at the Crown Block has resulted in two new drill targets located within the northern Daisy area with no prior exploration drilling, both of which will require amended permits prior to drilling. The Crown Block exploration drilling and surface mapping are expected to continue through the third quarter, with one rig focused on the Daisy and SNA resources. Coeur expects to add an additional rig, initially at the Sterling Mine, and move it to the northern portion of Crown Block later in the year.
At Palmarejo, up to ten surface and underground core rigs were active during the second quarter. Infill drilling focused on La Nación as well as veins northwest and northeast of the Guadalupe mine with encouraging results particularly at La Nación and Northwest Guadalupe. Expansion drilling focused on extending mineralization northwest from the Guadalupe mine and north of the Independencia mine. The Company plans to continue expansion drilling at the North Independencia and the Northwest Guadalupe zones during the third quarter, as well as adding a third rig focused on expanding the inferred resource at Independencia East, located approximately 1,970 feet (600 meters) east of the current Independencia mine.
At the La Preciosa project, located in Durango, Mexico, a new geological model of the La Gloria-Abundancia vein structures has highlighted potential opportunities for a higher-grade, lower tonnage resource. The Company expects to continue working during the second half of the year to extend the review to the deeper, but larger Martha structure.
The Company also engaged in greenfield exploration during the quarter, funding drilling at Evrim Resources Corp.’s El Sarape Project, located in Sonora, Mexico. Following the completion of a ten drillhole program, Coeur elected to discontinue its option agreement for the exploration and development of the El Sarape Project.

2019 Production Guidance

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

2019 Costs Applicable to Sales Guidance

	Gold	Silver	Zinc	Lead
	($/oz)	($/oz)	($/lb)	($/lb)
Palmarejo (co-product)	$650 - $750	$9.00 - $10.00	—	—
Rochester (co-product)	$1,000 - $1,100	$12.50 - $13.50	—	—
Kensington	$950 - $1,050	—	—	—
Wharf (by-product)	$850 - $950	—	—	—
Silvertip (co-product)	—	$14.00 - $16.00	$1.00 - $1.25	$0.85 - $1.05

2019 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$70 - $80
Capital Expenditures, Development	$30 - $40
Exploration, Expensed	$18 - $22
Exploration, Capitalized	$8 - $12
General & Administrative Expenses	$32 - $36

Note: The Company’s guidance figures assume $1,275/oz gold, $15.50/oz silver, $1.15/lb zinc and $0.95/lb lead as well as CAD of 1.30 and MXN of 20.00.

Financial Results and Conference Call
Coeur will host a conference call to discuss its second quarter financial results on August 8, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through August 22, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 32 149

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, costs, capital expenditures, recovery rates, exploration expenditures, expenses, cash flow, expectations regarding Silvertip, including but not limited to timing of receipt of permits, grades, exploration and development efforts, the impact of commissioning of the new crushing circuit at Rochester, potential impact of the Richmond Hill Project on Wharf and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that Silvertip will not obtain necessary permits on the expected timeline or at all, the risk that the commissioning of the new crushing circuit at Rochester will not occur on a timely basis or the anticipated benefits thereof will not be achieved, the risk that the Richmond Hill Project will not be feasible, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2018.

Notes

1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow.

2. Includes capital leases. Net of debt issuance costs and premium received.
3. For a complete table of all of Silvertip’s 2019 drill results, please refer to the following link: http://www.coeur.com/_resources/pdfs/2019-08-07Silvertip-Expansion-Drill-Results.pdf.

Average Spot Prices

	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Average Silver Spot Price Per Ounce	$14.88	$15.57	$14.54	$15.02	$16.53
Average Gold Spot Price Per Ounce	$1,309	$1,304	$1,226	$1,213	$1,306
Average Zinc Spot Price Per Pound	$1.25	$1.23	$1.19	$1.15	$1.41
Average Lead Spot Price Per Pound	$0.85	$0.92	$0.89	$0.95	$1.08

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019 (unaudited)	December 31, 2018
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$37,907	$115,081
Receivables	38,495	29,744
Inventory	59,048	66,279
Ore on leach pads	72,310	75,122
Prepaid expenses and other	12,066	11,393
	219,826	297,619
NON-CURRENT ASSETS
Property, plant and equipment, net	298,926	298,451
Mining properties, net	945,839	971,567
Ore on leach pads	76,910	66,964
Restricted assets	8,730	12,133
Equity and debt securities	19,457	17,806
Receivables	31,871	31,151
Other	75,671	16,809
TOTAL ASSETS	$1,677,230	$1,712,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$65,676	$47,210
Accrued liabilities and other	116,187	82,619
Debt	21,772	24,937
Reclamation	6,552	6,552
	210,187	161,318
NON-CURRENT LIABILITIES
Debt	348,205	433,889
Reclamation	133,127	128,994
Deferred tax liabilities	61,653	79,070
Other long-term liabilities	77,612	56,717
	620,597	698,670
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 221,858,660 issued and outstanding at June 30, 2019 and 203,310,443 at December 31, 2018	2,219	2,033
Additional paid-in capital	3,492,736	3,443,082
Accumulated other comprehensive income (loss)	—	(59)
Accumulated deficit	(2,648,509)	(2,592,544)
	846,446	852,512
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,677,230	$1,712,500

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	In thousands, except share data
Revenue	$162,123	$169,987	$316,993	$333,254
COSTS AND EXPENSES
Costs applicable to sales(1)	131,948	108,246	263,598	207,586
Amortization	43,204	29,459	85,080	60,236
General and administrative	7,750	7,650	17,224	16,454
Exploration	5,719	6,429	9,433	13,112
Pre-development, reclamation, and other	4,334	3,620	8,768	7,845
Total costs and expenses	192,955	155,404	384,103	305,233
OTHER INCOME (EXPENSE), NET
Fair value adjustments, net	(5,296)	(2,462)	3,824	2,192
Interest expense, net of capitalized interest	(6,825)	(6,018)	(13,279)	(11,983)
Other, net	643	544	703	1,057
Total other income (expense), net	(11,478)	(7,936)	(8,752)	(8,734)
Income (loss) before income and mining taxes	(42,310)	6,647	(75,862)	19,287
Income and mining tax (expense) benefit	5,546	(3,717)	14,204	(15,666)
Income (loss) from continuing operations	$(36,764)	$2,930	$(61,658)	$3,621
Income (loss) from discontinued operations	—	—	5,693	550
NET INCOME (LOSS)	$(36,764)	$2,930	$(55,965)	$4,171
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Unrealized gain (loss) on debt and equity securities	—	(87)	59	(365)
Other comprehensive income (loss)	—	(87)	59	(365)
COMPREHENSIVE INCOME (LOSS)	$(36,764)	$2,843	$(55,906)	$3,806

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.18)	$0.02	$(0.30)	$0.02
Net income (loss) from discontinued operations	0.00	0.00	0.03	0.00
Basic(2)	$(0.18)	$0.02	$(0.27)	$0.02
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.18)	$0.02	$(0.30)	$0.02
Net income (loss) from discontinued operations	0.00	0.00	0.03	0.00
Diluted(2)	$(0.18)	$0.02	$(0.27)	$0.02
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(36,764)	$2,930	$(55,965)	$4,171
(Income) loss from discontinued operations	—	—	(5,693)	(550)
Adjustments:
Amortization	43,204	29,459	85,080	60,236
Accretion	3,007	3,886	5,950	7,204
Deferred taxes	(9,158)	(1,265)	(17,417)	(811)
Fair value adjustments, net	5,296	2,462	(3,824)	(2,192)
Stock-based compensation	1,987	1,850	4,210	4,636
Inventory write-downs	11,872	—	27,319	—
Other	4,731	2,174	5,981	2,242
Changes in operating assets and liabilities:
Receivables	(7,624)	(8,888)	(17,359)	(10,579)
Prepaid expenses and other current assets	(834)	8,126	(3,518)	2,491
Inventory and ore on leach pads	(14,391)	(2,766)	(33,212)	(11,474)
Accounts payable and accrued liabilities	25,109	(39,262)	19,037	(41,127)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	26,435	(1,294)	10,589	14,247
CASH USED IN OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—	(2,690)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	26,435	(1,294)	10,589	11,557
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,749)	(41,165)	(48,187)	(83,510)
Proceeds from the sale of assets	57	96	904	156
Purchase of investments	—	(39)	—	(400)
Sale of investments	1,102	11,141	1,102	12,760
Proceeds from notes receivable	2,000	—	7,168	—
Other	277	(33)	2,018	(98)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(17,313)	(30,000)	(36,995)	(71,092)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—	(28,470)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(17,313)	(30,000)	(36,995)	(99,562)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	48,887	—	48,887	—
Issuance of notes and bank borrowings, net of issuance costs	—	—	15,000	15,000
Payments on debt, finance leases, and associated costs	(90,812)	(4,373)	(113,273)	(22,822)
Other	—	(233)	(3,259)	(4,839)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(41,925)	(4,606)	(52,645)	(12,661)
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—	(22)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(41,925)	(4,606)	(52,645)	(12,683)
Effect of exchange rate changes on cash and cash equivalents	56	(175)	257	382
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(32,747)	(36,075)	(78,794)	(100,306)
Less net cash used in discontinued operations(1)	—	—	—	(32,930)
	(32,747)	(36,075)	(78,794)	(67,376)
Cash, cash equivalents and restricted cash at beginning of period	72,022	172,101	118,069	203,402
Cash, cash equivalents and restricted cash at end of period	$39,275	$136,026	$39,275	$136,026
(1) Less net cash used in discontinued operations includes the following cash transactions: net subsidiary payments to parent company of $1,748, during the six months ended June 30, 2018.

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 2Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Net income (loss)	$(108,541)	$(36,764)	$(19,201)	$468	$(53,044)	$2,930
(Income) loss from discontinued operations, net of tax	(5,693)	—	(5,693)	—	—	—
Interest expense, net of capitalized interest	25,660	6,825	6,454	6,563	5,818	6,018
Income tax provision (benefit)	(46,650)	(5,546)	(8,658)	(36,231)	3,785	3,717
Amortization	153,317	43,204	41,876	37,053	31,184	29,459
EBITDA	18,093	7,719	14,778	7,853	(12,257)	42,124
Fair value adjustments, net	(5,270)	5,296	(9,120)	(731)	(715)	2,462
Foreign exchange (gain) loss	6,223	468	665	1,986	3,104	3,309
(Gain) loss on sale of assets and securities	346	72	(52)	298	28	(586)
Mexico inflation adjustment	—	—	—	—	—	(1,939)
Transaction costs	5	—	—	(1,044)	1,049	—
Interest income on notes receivables	(1,153)	(18)	(180)	(327)	(628)	(573)
Manquiri sale consideration write-down	18,599	—	—	—	18,599	—
Silvertip start-up write-down	54,039	11,872	15,447	17,974	8,746	—
Rochester In-Pit crusher write-down	3,441	—	—	—	3,441	—
Receivable write-down	6,536		—	6,536	—	—
Asset retirement obligation accretion	11,580	3,007	2,943	2,747	2,883	2,817
Inventory adjustments and write-downs	3,856	2,193	1,623	858	421	817
Adjusted EBITDA	$116,295	$30,609	$26,104	$36,150	$24,671	$48,431
Revenue	$609,643	$162,123	$154,870	143,855	$148,795	$169,987
Adjusted EBITDA Margin	19%	19%	17%	25%	17%	28%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Net income (loss)	$(36,764)	$(19,201)	$468	$(53,044)	$2,930
Income loss from discontinued operations, net of tax	—	(5,693)	—	—	—
Fair value adjustments, net	5,296	(9,120)	(731)	(715)	2,462
(Gain) loss on sale of assets and securities	72	(52)	326	—	(586)
Gain on repurchase of Rochester royalty	—	—	(28)	28	—
Mexico inflation adjustment	—	—	—	—	(1,939)
Transaction costs	—	—	(1,044)	1,049	—
Interest income on notes receivables	(18)	(180)	(327)	(628)	(573)
Manquiri sale consideration write-down	—	—	—	18,599	—
Silvertip start-up write-down	11,872	15,447	17,974	8,746	—
Rochester In-Pit crusher write-down	—	—	—	3,441	—
Receivable write-down	—	—	6,536	—	—
Foreign exchange loss (gain)	889	1,256	(530)	6,062	(1,233)
Tax effect of adjustments(1)	(4,332)	(5,415)	(6,559)	(3,191)	—
Adjusted net income (loss)	$(22,985)	$(22,958)	$16,085	$(19,653)	$1,061

Adjusted net income (loss) per share - Basic	$(0.11)	$(0.11)	$0.08	$(0.11)	$0.01
Adjusted net income (loss) per share - Diluted	$(0.11)	$(0.11)	$0.08	$(0.11)	$0.01

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Cash flow from continuing operations	$26,435	$(15,846)	$72	$5,789	$(1,294)
Capital expenditures from continuing operations	20,749	27,438	17,805	39,472	41,165
Free cash flow	5,686	(43,284)	(17,733)	(33,683)	(42,459)

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,708	$28,656	$41,670	$17,691	$36,038	$174,763
Amortization	(14,212)	(3,963)	(12,537)	(2,225)	(9,878)	(42,815)
Costs applicable to sales	$36,496	$24,693	$29,133	$15,466	$26,160	$131,948
Inventory Adjustments	(39)	(2,045)	(156)	48	(11,872)	(14,064)
By-product credit	—	—	—	(188)	—	(188)
Adjusted costs applicable to sales	$36,457	$22,648	$28,977	$15,326	$14,288	$117,696

Metal Sales
Gold ounces	28,027	8,642	34,415	15,301	—	86,385
Silver ounces	1,709,406	961,634		12,364	364,961	3,048,365
Zinc pounds					5,302,508	5,302,508
Lead pounds					5,185,634	5,185,634

Revenue Split
Gold	57%	44%	100%	100%
Silver	43%	56%			34%
Zinc					38%
Lead					28%

Adjusted costs applicable to sales
Gold ($/oz)	$741	$1,153	$842	$1,002
Silver ($/oz)	$9.17	$13.19			$13.31
Zinc ($/lb)					$1.02
Lead ($/lb)					$0.77

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,772	$26,491	$43,902	$20,073	$34,811	$173,049
Amortization	(14,528)	(4,037)	(11,727)	(2,681)	(8,426)	(41,399)
Costs applicable to sales	$33,244	$22,454	$32,175	$17,392	$26,385	$131,650
Inventory Adjustments	(141)	(323)	(1,164)	(5)	(15,447)	(17,080)
By-product credit	—	—	—	(217)	—	(217)
Adjusted costs applicable to sales	$33,103	$22,131	$31,011	$17,170	$10,938	$114,353

Metal Sales
Gold ounces	27,394	8,511	31,335	18,086		85,326
Silver ounces	1,405,409	1,000,453	—	14,052	215,101	2,635,015
Zinc pounds					4,723,069	4,723,069
Lead pounds					2,747,847	2,747,847

Revenue Split
Gold	59%	42%	100%	100%
Silver	41%	58%			27%
Zinc					51%
Lead					22%

Adjusted costs applicable to sales
Gold ($/oz)	$713	$1,092	$990	$949
Silver ($/oz)	$9.66	$12.83			$13.73
Zinc ($/lb)					$1.18
Lead ($/lb)					$0.88

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$42,119	$35,365	$30,703	$16,839	$28,246	$153,272
Amortization	(14,992)	(5,992)	(9,437)	(2,184)	(4,161)	(36,766)
Costs applicable to sales	$27,127	$29,373	$21,266	$14,655	$24,085	$116,506
Inventory Adjustments	(205)	(312)	(220)	(121)	(17,974)	(18,832)
By-product credit	—	—	—	(166)	—	(166)
Adjusted costs applicable to sales	$26,922	$29,061	$21,046	$14,368	$6,111	$97,508

Metal Sales
Gold ounces	23,667	15,338	24,979	15,306		79,290
Silver ounces	1,534,595	1,389,916	—	10,932	124,144	3,059,587
Zinc pounds					2,603,972	2,603,972
Lead pounds					1,418,653	1,418,653

Revenue Split
Gold	55%	48%	100%	100%
Silver	45%	52%			36%
Zinc					40%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$624	$917	$843	$939
Silver ($/oz)	$7.92	$10.79			$17.68
Zinc ($/lb)					$0.95
Lead ($/lb)					$1.02

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,349	$32,842	$35,153	$20,856	$12,609	$147,809
Amortization	(14,795)	(5,294)	(6,912)	(2,878)	(1,073)	(30,952)
Costs applicable to sales	$31,554	$27,548	$28,241	$17,978	$11,536	$116,857
Inventory Adjustments	(16)	(136)	(265)	(4)	(8,746)	(9,167)
By-product credit	—	—	—	(177)	—	(177)
Adjusted costs applicable to sales	$31,538	$27,412	$27,976	$17,797	$2,790	$107,513

Metal Sales
Gold ounces	29,831	14,257	25,648	19,874		89,610
Silver ounces	1,572,093	1,248,163	—	12,426	98,831	2,931,513
Zinc pounds					1,772,023	1,772,023
Lead pounds					1,230,266	1,230,266

Revenue Split
Gold	58%	48%	100%	100%
Silver	42%	52%			35%
Zinc					41%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$615	$929	$1,091	$895
Silver ($/oz)	$8.39	$11.35			$9.86
Zinc ($/lb)					$0.64
Lead ($/lb)					$0.55
Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$44,944	$29,243	$40,668	$22,611	$—	$137,466
Amortization	(14,633)	(4,793)	(6,441)	(3,353)	—	(29,220)
Costs applicable to sales	$30,311	$24,450	$34,227	$19,258	$—	$108,246
Inventory Adjustments	(41)	(144)	(551)	(81)	—	(817)
By-product credit	—	—	—	(220)	—	(220)
Adjusted costs applicable to sales	$30,270	$24,306	$33,676	$18,957	$—	$107,209

Metal Sales
Gold ounces	31,207	12,031	28,165	23,053		94,456
Silver ounces	2,091,788	1,097,272	—	13,744	—	3,202,804
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	46%	100%	100%
Silver	49%	54%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$497	$936	$1,196	$822
Silver ($/oz)	$7.05	$11.89			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for 2019 Guidance

In thousands except per ounce amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$196,310	$131,918	$154,285	$90,299	$156,417	$729,229
Amortization	62,808	21,606	36,909	11,583	57,177	190,083
Costs applicable to sales	$133,502	$110,312	$117,376	$78,716	$99,240	$539,146
By-product credit	—	—	—	(1,167)	—	(1,167)
Adjusted costs applicable to sales	$133,502	$110,312	$117,376	$77,549	$99,240	$537,979

Metal Sales
Gold ounces	100,000	45,000	121,000	85,500
Silver ounces	6,850,000	4,800,000		75,000	2,100,000
Zinc pounds					35,000,000
Lead pounds					28,500,000

Revenue Split
Gold	52%	43%	100%	100%	—
Silver	48%	57%	—	—	32%
Zinc	—	—	—	—	40%
Lead	—	—	—	—	28%

Costs applicable to sales per ounce
Gold ($/oz)	$650 - $750	$1,000 - $1,100	$950 - $1,050	$850 - $950	—
Silver ($/oz)	$9.00 - $10.00	$12.50 - $13.50	—	—	$14.00 - $16.00
Zinc ($/lb)	—	—	—	—	$1.00 - $1.25
Lead ($/lb)	—	—	—	—	$0.85 - $1.05